Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement filed on Form S-11 (No. 333-157128) and related Prospectus of Pacific Office Properties Trust, Inc. for the registration of shares of its senior common stock and to the incorporation by reference therein of our report dated March 22, 2010, with respect to the consolidated financial statements and schedules of Pacific Office Properties Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 8, 2010
Los Angeles, California